Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Tammy Ridout	Darcy Reese
Managing Director, External Communications	Vice President, Investor Relations
614/716-2347	614/716-2614

FOR IMMEDIATE RELEASE

AEP Realigns Leadership Structure to Strengthen Customer Focus and Drive Execution
•Operating company presidents and chief nuclear officer will report directly to AEP President and CEO Bill Fehrman
•Peggy Simmons appointed executive vice president of Regulatory and Chief Administrative Officer to lead safety, regulatory, procurement and sustainability functions in addition to customer operations and economic development efforts

COLUMBUS, Ohio, Aug. 28, 2024 – American Electric Power (Nasdaq: AEP) today announced organizational changes to advance the company’s focus on improving service for customers and to support better execution and engagement at the local level. The changes are effective Sept. 1.
AEP’s seven operating company leaders will report directly to President and Chief Executive Officer Bill Fehrman. In addition, senior vice president and Chief Nuclear Officer Shane Lies has been promoted to executive vice president and will report to Fehrman to further support AEP’s current nuclear operations.
Peggy Simmons, who currently serves as executive vice president of Utilities, has been appointed to a new role as executive vice president of Regulatory and Chief Administrative Officer. Simmons will leverage her long track record of utility leadership to focus on supporting AEP’s operating companies in the key areas of safety, regulatory, procurement, supply chain, fleet and sustainability, while continuing to lead the company’s customer operations and economic development functions.
“Our local operating company leaders understand the needs of our customers and regulators and serve as valued partners in our communities,” Fehrman said. “We benefit from a deep bench of talent across the organization, and I look forward to working more closely with these leaders as we make investments to improve reliability, support growth in our local economies and keep energy affordable for all AEP customers. We remain focused on executing our strategy and delivering value to all of our stakeholders.”
Fehrman continued, “Peggy is a respected leader with a deep understanding of our business, our customers and the regulatory environment. This realignment of our leadership structure enhances our ability to achieve positive outcomes through a commitment to operational excellence and a keen focus on customers.”
Simmons has served as executive vice president of Utilities since 2022, leading AEP’s operating companies that serve 5.6 million customers across the company’s 11-state footprint. Over the past two years, she has supported customer operations as well as economic and business development across the organization. Prior to her current role, Simmons served as president and chief operating officer of Public Service Company of Oklahoma, where she was responsible for all aspects of electric service.

About AEP
At American Electric Power, based in Columbus, Ohio, we understand that our customers and communities depend on safe, reliable and affordable power. Our nearly 16,000 employees operate and maintain more than 40,000 miles of transmission lines, the nation's largest electric transmission system, and more than 225,000 miles of distribution lines to deliver power to 5.6 million customers in 11 states. AEP also is one of the nation's largest electricity producers with approximately 29,000 megawatts of diverse generating capacity, including nearly 6,000 megawatts of renewable energy. AEP is investing $43 billion over the next five years to make the electric grid cleaner and more reliable. We are on track to reach an 80% reduction in carbon dioxide emissions from 2005 levels by 2030 and have a goal to achieve net zero by 2045. AEP is recognized consistently for its focus on sustainability, community engagement and inclusion. AEP's family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, which provides innovative competitive energy solutions nationwide. For more information, visit aep.com.

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